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                                                                  Exhibit (e)(8)


                            AMENDMENT NO. 1 TO THE
                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT



        AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and between Burns International Services Corporation, a Delaware corporation (formerly Borg-Warner Security Corporation) (the "Company") and John Edwardson (the "Executive"), dated as of the 2nd day of August, 2000.

        WHEREAS, Executive and the Company are parties to an Employment Agreement dated February 23, 1999, and amended and restated as of March 26, 1999 (the "Agreement"), providing for the Company's employment of Executive pursuant to the terms therein stated; and

        WHEREAS, Executive and the Board of Directors of the Company deem it to be in Executive's and the Company's best interests to amend Section 5(a)(i)B of the Agreement in its entirety by substituting in lieu thereof the text set forth below:

            "B. Severance pay in an amount equal to the amount by which (x) exceeds (y), where (x) is the sum of (1) the Annual Base Salary, (2) the Annual Bonus and (3) the annual supplemental benefit compensation which, absent termination, that would have been payable to Executive pursuant to Sections 3(a), (b) and (d) of this Agreement as if Executive were still employed hereunder during the period commencing on the Date of Termination and ending on the last day of the then current Employment Period (as determined under Section 1 hereof without regard to any further automatic extensions occurring after the effective date of such terminaton (the "Severance Pay Period"), and (y) is $1,000,000. For purposes of this
     Section 5(a)(i)(B), the amounts payable under the preceding sentence shall be based on the amounts in effect as of the Date of Termination, prorated to reflect any partial years during the Severance Pay Period; provided that the Annual Bonus shall be based on the Annual Bonus that would otherwise have been paid to Executive under Section 3(b) for the year of termination if all goals been achieved at the targeted level (as such term is used in the clause (ii) of Section 3(b) above."

        Except as set forth above, the terms of the Agreement shall continue in full force and effect.

        IN WITNESS WHEREOF, the Executive has hereto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Amendment No. 1 to the Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                        EXECUTIVE:


                                        /s/  John Edwardson
                                        ___________________________


                                        BURNS INTERNATIONAL
                                           SERVICES CORPORATION


                                        By /s/ Robert Lackey
                                           ________________________
                                           Name: Robert Lackey
                                           Title: Vice President and
                                                  General Counsel